Exhibit 10.1

The Terms and Conditions of

the ProQR Therapeutics B.V.

Stock Option Plan

Effective Date 1 October 2013

Contents

RULE 1	DEFINITIONS	3

RULE 2	INTERPRETATION	7

RULE 3	POWERS OF THE SUPERVISORY BOARD AND MANAGEMENT BOARD	8

RULE 4	GRANT AND VESTING OF OPTIONS	8

RULE 5	RIGHTS OF EXERCISE AND LAPSE OF OPTIONS	10

RULE 6	MANNER OF EXERCISE	11

RULE 7	FAIR MARKET VALUE	12

RULE 8	NON-TRANSFERABILITY AND NATURE OF THE OPTIONS	12

RULE 9	RELEASE OF DEPOSITORY RECEIPTS	12

RULE 10	LOSS OF OFFICE OR EMPLOYMENT	13

RULE 11	TAX AND SOCIAL SECURITY	13

RULE 12	VARIATION OF CAPITAL	14

RULE 13	CHANGE OF CONTROL OF THE COMPANY	14

RULE 14	PLAN AMENDMENTS AND SPECIAL PROVISIONS	15

RULE 15	NOTIFICATION	16

RULE 16	INSIDER TRADING RULES	16

RULE 17	DISPUTES	17

RULE 18	COSTS OF THE PLAN	17

RULE 19	GOVERNING LAW	17

ProQR Therapeutics B.V. Stock Option Plan	(2)

Rule 1 Definitions

In the Rules of this Plan, unless the context otherwise requires, the following words and expressions shall have the meanings as set out below:

Articles of Association	the articles of association of the Company as amended from time to time;

Business Day	a day which is not a Saturday or a Sunday and which is not a public holiday or a bank holiday in the Netherlands;

Cause	in the context of termination of a Participant’s status as an employee of the Group or as a service provider to the Group, a reason which constitutes a serious cause on the side of the Company within the meaning of Article 7:679 of the Dutch Civil Code, or other serious cause representing a material breach under the employment, service or other relevant agreement;

Cause by the Individual	in the context of termination of a Participant’s status as an employee of the Group or as a service provider to the Group, a reason which constitutes a urgent cause on the side of that Participant within the meaning of Article 7:678 or serious cause on the side of that Participant within the meaning of Article 7:685 of the Dutch Civil Code, or other serious cause on the side of that Participant representing a material breach under the employment, service or other relevant agreement;

Committee	such person or committee of persons and successor person or successor committee of persons appointed by the Supervisory Board to whom the Supervisory Board has delegated any of its powers under this Plan;

Company	the private company with limited liability ProQR Therapeutics B.V., having its office address at Darwinweg 24, 2333 CR Leiden, the Netherlands, registered with the Dutch Chamber of Commerce under registration number 54600790;

Control	as defined in the Shareholders’ Agreement, being on the Effective Date (a) in case of an entity or company other than a foundation whose purpose is to hold and acquire shares for administrative purposes and to issue depositary receipts for such shares, the ability to (i) alone or together with one or more subsidiaries, whether or not in concert with others, exercise or cause to exercise more than one-half of the voting rights in the shareholders’ or members’ meeting of such entity or company, or (ii) the ability to appoint more than one-half of the directors or supervisory directors of such entity or company, or (iii) to exercise decisive influence with regard to the general course of affairs of such entity or company and (b) in case of a foundation whose purpose is to hold and acquire shares for administrative purposes and to issue

ProQR Therapeutics B.V. Stock Option Plan	(3)

depository receipts for such shares, (i) the ability to appoint (or cause the appointment of) the director(s) of such foundation or (ii) the owning or holding of (legal or beneficial) ownership of the majority of the depositary receipts issued by such foundation or (iii) issuance of depositary receipts constituting the majority of depositary receipts issued by the foundation or (iv) cancellation (royeren) of depositary receipts resulting in a change of ownership of the majority of the depositary receipts held by the depositary receipt holders immediately prior to such cancellation;

Date of Grant	the date on which one or more Options is/are offered to an Eligible Individual by the Company, which shall be the date specified in the Notice of Grant;

Depository Receipt	a depository receipt issued by STAK for a Share that entitles the holder to the full beneficial interest in the underlying Share (i.e. all profit distributions including dividends and capital gains realized upon the sale and transfer of the underlying Share upon the occurrence of an Exit), but do not entitle the holder to the voting rights attached to the Share;

Effective Date	the date from which this Plan is effective, being 1 October 2013;

Eligible Individual	an Individual, not being a member of the Management Board, who has been selected by the Management Board to receive a Grant under the Plan; or an Individual being a member of the Management Board who has been selected by the Supervisory Board to receive a Grant under the Plan;

Exercise Period	the period during which a Vested Option can be exercised, as specified in the Notice of Grant;

Exit	as defined in the Shareholders’ Agreement, being on the Effective Date a Sale, Liquidation or IPO or any combination thereof;

Fair Market Value	the market value of one Depository Receipt or one Share as appropriate, as specified in Rule 7 of this Plan;

General Meeting	the Company’s general meeting of shareholders as mentioned in the Articles of Association;

Grant	one or more Options granted to Participants in accordance with or as a result of an Eligible Individual’s participation in the Plan;

Group	the Company and its Group Companies;

Group Company	any subsidiary or group company of the Company as defined in Articles 2:24a and 2:24b of the Dutch Civil Code, as may change from time to time;

Individual	any individual who has entered into employment with the Company or any Group Company; or an individual (whether or not through the use of a company of which that individual is the sole

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shareholder) that provides management and/or consulting services for the Company or a Group Company; or an individual who is appointed as a director of the Company or of any Group Company or any other person as determined by the Supervisory Board;

Insider Trading Rules	the internal code of conduct to be adopted by the Company or a Group Company on insider trading, if any, as may be amended from time to time and/or the securities laws and regulations (including applicable stock exchange or listing rules) in the jurisdiction(s) where Shares or other securities issued by the Company or shares or other securities issued by a Group Company (or rights derived thereof) are and/or may be listed to the extent these relate to insider trading;

IPO	as defined in the Shareholders’ Agreement, being on the Effective Date the underwritten initial public offering of all or any portion of the Shares of any kind, any legal successor of the Company under universal title, on a stock exchange, regulated market, or multilateral trading facility;

Liquidation	as defined in the Shareholders’ Agreement, being on the Effective Date the liquidation, dissolution or other reorganization of the Company resulting in the Company’s shareholders receiving cash or liquid securities as consideration or proceeds in excess of the aggregate subscription price and dividends payable in respect of the Shares (or the underlying Shares) held by them;

Management Board	the Company’s management board as mentioned in the Articles of Association;

Notice of Exercise	a notice to the Company in a form to be determined by the Supervisory Board whereby a Participant exercises an Option granted to him under the Rules of this Plan;

Notice of Grant	a notice to an Eligible Individual in a form to be determined by the Supervisory Board whereby one or more Options under this Plan are granted;

Option	the right to acquire one (1) Depository Receipt against payment of the Option Price during the Exercise Period, which right is granted to a Participant under the Rules of this Plan;

Option Price	the price per Depository Receipt, as determined by the Supervisory Board at the Date of Grant, in respect of which an Option may be exercised, which shall be the Fair Market Value at the Date of Grant, or such other price per Depository Receipt as specified in the relevant Notice of Grant;

Participant	an Eligible Individual who has been offered and has accepted a Grant under the Rules of this Plan;

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Participation Agreement	the agreement between the Company, the STAK and each Participant relating to the terms and conditions of the Depository Receipts Released following the exercise of the Options and the legal relationship between the Participants and the STAK, in a form as attached to the Notice of Exercise;

Performance Condition	one or more performance targets (if any) as set at the Date of Grant specified in the relevant Notice of Grant that should be attained during the relevant Performance Period in order to determine the level of Vesting of a Grant on the Vesting Date;

Performance Period	the period, as determined in the relevant Notice of Grant, over which the attainment of Performance Conditions is measured;

Plan	the ProQR Therapeutics B.V. Stock Option Plan in its present form or as from time to time amended, in accordance with the provisions hereof;

Release	the issuance (‘uitgifte’) or transfer (‘levering’) of Depository Receipts issued by STAK to a Participant, and “Release”, “Released” and “Release Date” shall be construed and interpreted accordingly;

Retirement	the normal statutory retirement age in a given country at which an Individual becomes entitled to a state old age pension. This statutory retirement age can only be lowered if and to the extent that the Individual is entitled to a form of early retirement on the basis of an individual agreement or collective agreement on Company or Group Company level or in case the Supervisory Board grants an individual exemption and approves such early retirement;

Rules	the rules governing the operation of the Plan as may be amended from time to time;

Sale	as defined in the Shareholders’ Agreement, being on the Effective Date the sale of more than 50% of the Shares or the sale, lease or licensing out of all or a substantial part of the Company’s assets resulting in the Company no longer exclusively controlling such assets or any other event resulting in a change of Control over the Company;

Share	an ordinary share in the capital of the Company, having a nominal value of EUR 1 (one euro) or any other nominal value such Share may have in the future;

Shareholders’ Agreement	the agreement setting forth the terms and conditions of the participation of shareholders in the Company, entered into as from 21 Augustus 2012 and as amended from time to time;

STAK	Stichting ProQR Therapeutics Participation, having its office address at Darwinweg 24, 2333 CR Leiden, The Netherlands, registered with the Dutch Chamber of Commerce under registration number 55879691;

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Supervisory Board	the Company’s supervisory board as mentioned in the Articles of Association;

Total and Permanent Disability	the mental or physical disability, whether occupational or non-occupational in cause, which satisfies such definition in any insurance policy or plan provided to a Participant by the Company or a Group Company, or, alternatively, the relevant Participant’s applicable national legislation pertaining to persons with disability;

Vesting	the satisfaction of the requirements of Rule 4 of this Plan, and ‘Vested’ and ‘Vest’ shall be construed accordingly; and

Vesting Date	the date on which Options shall Vest, in whole or in part, as determined by the Supervisory Board and as specified in the Notice of Grant and pursuant to Rule 4 of this Plan.

Rule 2 Interpretation

Words or expressions used in the Plan shall where appropriate:

(i)	when denoting the masculine gender include the feminine and vice versa;

(ii)	when denoting the singular include the plural and vice versa;

(iii)	when referring to any enactment be construed as a reference to that enactment as for the time being consolidated, amended, re-enacted or replaced and shall include any regulations made there under;

(iv)	when a period of time is specified and starts from a given day or the day of an act or event, be calculated inclusive of that day;

(v)	be construed such that the headings and sub-headings are for ease of reference only, and do not affect the interpretation of any Rule;

(vi)	when referring to any enactment or regulations under Dutch law be construed at the discretion of the Supervisory Board as a reference to other (analogous) applicable laws or regulations of any other country (or region of a country);

(vii)	references to tax and/or social security contributions and/or withholding taxes shall for the avoidance of doubt include the Netherlands and any other jurisdiction to which a Participant may be subject; and

(viii)	when a period of time is specified and ends on a day which is not a Business Day, the end day of such period will be extended to the next Business Day.

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Rule 3 Powers of the Supervisory Board and Management Board

3.1	The Plan shall be administered by the Interim Remuneration Committee (as defined in the Shareholders’ Agreement) (and, except for this Rule 3.1, references in this Plan to the Supervisory Board shall be interpreted as being a reference to such Interim Remuneration Committee) until such time as the Company shall have a Supervisory Board that consists of at least three (3) members. As soon as the Supervisory Board consists of at least three (3) members, the Plan shall be administered by the Supervisory Board.

3.2	The Supervisory Board shall have such powers and authority delegated to it as set out in the Plan. The Supervisory Board may determine as soon as practicable after the Effective Date if, how and to what extent any of their powers shall be delegated to (or revoked from) any Committee. After such delegation, the Committee shall have such powers and authority delegated to the Supervisory Board as set out in the Plan in order to administer the Plan, until such time as the Supervisory Board has revoked such powers and authority.

3.3	The Company shall have the authority and complete discretion to decide whether or not to make Grants under the Plan to Individuals, subject to Rule 3.4, and decide what percentage of the outstanding Shares will be used to give effect to such Grants.

3.4	The Management Board may select Individuals, not being members of the Management Board and effect such Grants, as Eligible Individuals and the Supervisory Board may select Individuals being members of the Management Board, as Eligible Individuals and effect such Grants to members of the Management Board.

3.5	Notwithstanding Rules 3.1, 3.2 and to 3.3, the Supervisory Board shall have the authority and complete discretion to construe and interpret the provisions of the Plan, any Notice of Grant or any Notice of Exercise and any other agreement or document executed pursuant to the Plan.

Rule 4 Grant and Vesting of Options

4.1	Subject to Rules 3.3 and 3.4, the Management Board or Supervisory Board, as the case may be, can offer Options to Eligible Individuals at any time on or after the Effective Date.

4.2	Notwithstanding Rule 4.1, Notices of Grants are concluded on a discretionary basis. A Grant shall therefore not be construed to give any Participant the right to receive future Grants.

4.3	Each Grant shall be evidenced by a signed Notice of Grant concluded between the Participant and the Company, setting forth the terms and conditions pertaining to such Grant. The Notice of Grant shall be available in each of the countries in which the Plan is operational and shall, together and concurrently with the Rules, govern the Grant in accordance with local legal and regulatory requirements and the stock exchange or listing rules to the extent applicable.

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4.4	Each Notice of Grant shall include a schedule describing the date(s), event(s) or act(s) upon which an Option shall Vest in whole or part or become exercisable and shall further specify:

(a)	the Option Price;

(b)	the number of Shares subject to the Grant;

(c)	any Performance Conditions and Performance Period that may be imposed and attached to the Vesting of the Options;

(d)	the Exercise Period;

(e)	the Date of Grant;

(f)	the Vesting Period; and

(g)	the date on which the Option(s) to which the Grant pertains will lapse.

4.5	If an Eligible Individual wishes to participate in the Plan, he is required to return a signed copy of the Notice of Grant to the Company or a party designated by the Company within fourteen (14) days following the date on which the offer is made. Options that are not accepted in full and in accordance with this Rule 4.5, will lapse automatically with immediate effect and without any consideration becoming due. By accepting a Grant the Participant accepts the Rules, the terms and conditions of the Participation Agreement and all other regulations and documents relating to the Grant.

4.6	Vesting of the Options is subject to the attainment of any Performance Conditions imposed and to the Participant remaining an Eligible Individual continued employment with or providing services to the Company or any Group Company until the end of each of the respective Vesting Dates. Such Vesting conditions are specified in the relevant Notice of Grant. Once all Vesting conditions have been satisfied, the Options Vest. The relevant Notice of Grant specifies on which date the fulfilment of the relevant conditions of Grants will be measured and/or determined. The attainment of the Performance Conditions and the satisfaction of the other Vesting conditions shall be determined by the corporate body which granted the Options at its discretion.

4.7	If a Participant ceases to be an Eligible Individual:

(i)	due to his death;

(ii)	as a consequence of his Total and Permanent Disability or Retirement;

(iii)	Cause; or

(iv)	any other individual situation determined by the Supervisory Board at its discretion,

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the Supervisory Board may, in its sole discretion and acting reasonably, determine that a portion of the outstanding Options that are not Vested held by that Participant will Vest at the date such Participant ceases to be an Eligible Individual and to determine during what period that Participant’s Vested Options will remain outstanding (if relevant, for the benefit of the Participant’s legal successor(s) in case of death in accordance with Rule 8 of this Plan) whereby this period will not exceed the remaining Exercise Period as specified in the relevant Notice of Grant. In determining such portion the Supervisory Board may take into consideration the period to the date of the Participant ceasing to be an Eligible Individual. After the expiry of the period during which the Vested Options can be exercised as determined in accordance with this Rule 4.7, the Options will lapse automatically without any consideration becoming payable. In case of death of the Participant, the Supervisory Board may at its sole discretion also determine to cancel all outstanding Options (whether Vested or not) and pay (for the benefit of that Participant’s legal successor(s)) with respect to each of these Vested Options the (positive) difference between the Fair Market Value of a Depository Receipt at the date of cancellation and the Option Price.

Rule 5 Rights of Exercise and Lapse of Options

5.1	Subject to Rules 4.5 to 4.7, Vested Options will become exercisable during the Exercise Period as specified in the Notice of Grant, except in case of an Exit in which case all Options (whether Vested or not) will become exercisable immediately following the occurrence of such Exit, unless otherwise provided for by Rule 13, or will Vest accelerated in accordance with Rule 4.7.

5.2	If a Participant ceases to be an Eligible Individual for any reason other than those set out in Rules 4.7 and 5.3, all the outstanding Options held by that Participant that are not Vested at the date such Participant ceases to be an Eligible Individual shall lapse immediately at that time without any consideration becoming due. Notwithstanding Rule 5.1, the Participant’s Vested Options are exercisable thirty (30) days or, in case of the death of that Participant, ninety (90) days following the date such Participant ceases to be an Eligible Individual within the Exercise Period. After this thirty day or ninety day period (or, if earlier, upon the expiry of the Exercise Period), these Vested Options will lapse automatically without any consideration becoming due.

5.3	In case of termination of employment for Cause by the Individual, all the Options granted, irrespective of whether or not these Options have Vested, shall immediately lapse at the date of such termination of employment, without any consideration becoming due.

5.4

Subject to Rules 4.7, 5.2 and 5.5 of this Plan, the Supervisory Board may extend the periods during which Options held by an Participant are exercisable following the date such Participant ceases to be an Eligible Individual as described in Rules 4.7 and 5.2, if such an exercise would temporarily be prohibited by law, securities regulations, stock exchange or listing rules, or any applicable Insider Trading Rules. Such period during which the relevant Options can be exercised shall be extended by the length of such period of prohibition. This may apply differently if the Supervisory Board, acting

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reasonably and given the specific circumstances of the Participant, determines otherwise, in which event the Supervisory Board in its sole discretion and acting reasonably, shall determine the extent, and the terms, of the Participant’s continued participation in the Plan, including, without limitation, the number of Shares to which his Options pertain and the remaining period during which those Options are exercisable).

5.5	All outstanding Options of a Participant, whether Vested or not, shall lapse immediately and automatically, without any consideration becoming due, upon the occurrence of the earliest of the following events with respect to those Options or that Participant:

(i)	the tenth anniversary of the Date of Grant;

(ii)	the expiry of any of the periods specified in Rules 4.7, 5.2, 5.4 and 6.4;

(iii)	the date of termination of employment in case of termination of employment for Cause by the Individual pursuant to Rule 5.3;

(iv)	the expiry of any of the periods which are determined on basis of any adjustments made in respect of the events as specified in Rules 13 and 14;

(v)	the Participant’s attempted assignment, transfer or encumbrance of any of his Options other than as permitted under Rules 8 and 13 or in case of another material breach by the Participant of the Rules or the terms of the Participation Agreement, unless otherwise determined at the discretion of the Supervisory Board.

Rule 6 Manner of Exercise

6.1	Subject to Rules 4.7, 5.2, 5.4 and 6.4 of this Plan, a Grant may be exercised during the Exercise Period after the Options have Vested in accordance with Rule 4.6 and before the Option(s) to which the Grant pertains lapse(s) in accordance with Rules 4.7 and 5. A Grant can only be exercised in full.

6.2	Subject to the Rules, an Option may be exercised by the signing of a Notice of Exercise by the Participant which will be effective upon receipt of the signed Notice of Exercise by the Company or a party designated by the Company.

6.3	Subject to the Rules of this Plan, including but not limited to Rule 13 of this Plan, the Company shall as soon as practicable following the receipt of the Notice of Exercise and a deed of adherence the Participation Agreement (both signed by the Participant) and the payment of the Option Price for the relevant Option(s) instruct the STAK to Release the Depository Receipts covered by the Option(s) specified in the Notice of Exercise in accordance with Rule 9.

6.4

Each exercise of an Option is subject to any applicable Insider Trading Rules. Subject to Rule 5.4, where the exercise of any Option would temporarily be prohibited by law, securities regulations, stock exchange or listing rules, or any applicable Insider Trading

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Rules, the Exercise Period shall be extended with the length of such period of prohibition provided that such Option may not be exercised after the expiry of that Option in accordance with any other Rule of this Plan.

Rule 7 Fair Market Value

7.1	Before an IPO, the Fair Market Value shall be determined by the Supervisory Board based on the value of one (1) Share as derived from: (i) the equity value of the Company in the most recent financing or investment round; (ii) a valuation methodology determining the equity value of the Company; or (iii) any other appropriate valuation method as determined at the discretion of the Supervisory Board. The Fair Market Value of the underlying Share will be determined based on a valuation undertaken and/or verified by an independent valuation expert acting independently.

7.2	On the date of an IPO, the Fair Market Value shall be the introduction price of one (1) Share (or similar security) at such date; or, after an IPO, the closing price of one (1) Share (or similar security) as quoted on the stock exchange on which such IPO has taken place on the last preceding Business Day on which trade in the Shares on such stock exchange took place.

Rule 8 Non-transferability and nature of the Options

A Grant made to a Participant is strictly personal and shall, if the Option(s) to which such Grant pertains are Vested and during the lifetime of the Participant, be exercisable by the Participant alone and shall not be assignable or transferable and cannot be charged, pledged, encumbered or otherwise used for the purpose of creating security title or interest of whatever nature. The Company is under no obligation required to repurchase any Options and/or any Depository Receipts. In the event of the Participant’s death, such Participant’s Options are transferable to the Participant’s beneficiaries only by last will and testament or by the applicable hereditary laws. In all other events any attempted assignment, transfer or encumbrance by a Participant shall be null and void shall cause such Participant’s Option(s) to lapse with immediate effect.

Rule 9 Release of Depository Receipts

9.1	Subject to Rule 6.3 of this Plan, the Company shall instruct the STAK to Release the Depository Receipts to the Participant pursuant to the exercise of an Option as soon as practicable following (i) the date the Participant has returned the Notice of Exercise and a deed of adherence to the Participation Agreement, both signed by the Participant, and (ii) the payment of the relevant Option Price. The Release is subject to (i) receipt of all required statutory approvals under the relevant laws and regulations and any listing rules of the stock exchanges where Shares (or rights derived therefrom) are traded and (ii) any applicable Insider Trading Rules.

9.2	A Participant shall not be entitled to any compensation of damage or losses insofar as such damage or losses arise(s) or may arise from a delayed Release under this Rule 9, unless it has been delayed unreasonably by the Company.

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9.3	Participants are only permitted to sell, transfer or encumber the Depository Receipts acquired by them in accordance with the provisions of the Participation Agreement and any applicable Insider Trading Rules.

Rule 10 Loss of office or employment

10.1	The Plan does not form part of the Participant’s employment agreement or service agreement with the Company or with any Group Company, and shall not be construed to give any Participant the right to remain in the employ of or continue to provide services to or continue to be a director of the Company or any Group Company.

10.2	A Grant made to a Participant cannot be considered to be a guarantee to that Participant that the employment of that Participant with, or directorship of, the Company or any other Group Company, or the providing of services by the Participant to the Company or to any Group Company will continue.

10.3	Any benefits derived by a Participant under this Plan shall not be taken into account for the purposes of determining that Participant’s contribution or entitlement to benefits under any retirement arrangement or for the purposes of determining any other claim for compensation that Participant may have against the Company or against any Group Company.

10.4	Where the employment, directorship or service agreement with the Company or a Group Company of a Participant terminates for whatever reason, that Participant shall not be entitled to any compensation or damages (including damages following unfair dismissal), any other form of breach of contract or any claim for compensation for the loss of employment, office or services insofar as such compensation or damages arise or may arise from the Participant ceasing to have rights under this Plan as a result of such termination. The Plan shall not at any time affect the rights of the Company or a Group Company (or their relevant corporate bodies) to terminate such Participant’s status as a director, an employee or a service provider, whether with or without Cause.

10.5	A Grant shall not entitle nor preclude the Participant to whom that Grant was awarded from participating in another Grant under the Plan or participation in any other plan operated by the Company or any Group Company.

Rule 11 Tax and social security

11.1	All applicable personal tax (e.g. any wage tax or income taxes) and employee social security levies as a consequence of or resulting from the Grant of one or more Options, including, for the avoidance of doubt, as a consequence of or resulting from the exercise or Vesting of any Option, or in respect of the implementation of the Plan shall be borne by the relevant Participant.

11.2

Each Participant shall permit the Company or any Group Company to withhold and account for an amount equal to any wage tax or income tax, employee’s social security contributions liability and any other liabilities for which the Company or a Group Company as the case may be, has an obligation to withhold and account. In case an

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Option is cancelled for whatever reason, the relevant Participant will not be compensated for any taxes or employee social security levies (to be) paid in connection with that Option or the cancellation thereof.

11.3	The Plan is governed by the tax and social security legislation and regulations prevailing as at the date a certain taxable event occurs. If any tax and/or employee social security legislation or regulations are amended and any tax or employee social security levies become payable as a result of such legislative amendment, the costs and the risks related thereto shall be borne solely by the relevant Participant.

11.4	Where, in relation to an Option granted under this Plan, the Company or any Group Company (as the case may be) is liable, or is in accordance with current practice believed by the Supervisory Board to be liable, to account for any tax or social security authority for any sum in respect of any tax or social security liability of the Participant, the Option may not be exercised unless the relevant Participant has paid to the Company or the Group Company (as the case may be) an amount sufficient to discharge the liability.

11.5	For the avoidance of doubt, the provisions of Rules 11.1 to 11.4 shall apply to a Participant’s liabilities that may arise on a taxable event in any jurisdiction.

Rule 12 Variation of Capital

12.1	Subject to the Articles of Association, in the event of a share split, reverse share split, any capitalisation issue, distribution of, extraordinary dividend, rights issue, issue of benefit, or bonus Shares, or rights offer or any reduction, sub-division, consolidation or other variation of the capital of the Company (including any change in the currency in which the nominal value of the Shares is denominated) the number of Options subject to any Grant and/or the Option Price, as the case may be, may be adjusted by the Company without prejudice (including retrospective adjustments where appropriate) in such manner as the Company considers to be in its opinion fair and reasonable, or take whatever other reasonable actions the Supervisory Board considers appropriate, it being understood that such actions may include an additional grant of the rights and/or securities to the relevant Participants, under the same conditions as apply to the variation of capital concerned.

12.2	Notice of any adjustment referred to in Rule 12.1 shall be given by the Company to those Participants affected by such adjustment. The Participant shall receive such a notice within one month following the date the adjustment has been made.

Rule 13 Change of Control of the Company

13.1	Subject to the Articles of Association, the Participation Agreement, required approval of the relevant corporate body or bodies of the Company and any applicable laws or regulations, in the event of an Exit, a merger, split, or consolidation or similar transaction in relation to the Company, a change in Control of the Company or a share-for-share exchange involving the Company, the Supervisory Board shall have the power to decide to:

(i)	provide for the exchange of each Option outstanding immediately prior to such event for options with respect to some or all of the property for which securities are exchanged in such transaction and, as a result, make any necessary equitable adjustment in the Option Price of the new options, or the number of securities or amount of property subject to the Options or, as appropriate, provide for a cash payment to the Participants to whom such Options were granted in partial consideration for the exchange of the Options; and/or

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(ii)	accelerate Vesting of all the outstanding Options effective immediately prior to the occurrence of such event; and/or

(iii)	effective immediately prior to the occurrence of such event, cancel each outstanding Option and pay the Participants, for each of their respective Options thus cancelled, the (positive) difference between the underlying Fair Market Value of a Depository Receipt at the date of cancellation and the Option Price; and/or

(iv)	take whatever other reasonable steps the Supervisory Board considers appropriate.

13.2	Subject to Rule 13.1 all adjustments and/or payments described in Rule 13.1 shall be made by the Supervisory Board and shall be reviewed and approved by an independent advisor appointed by the Supervisory Board. Such approval shall be conclusive and binding on all persons.

13.3	Except as expressly provided in Rules 12 and 13, no Participant shall be afforded any rights by reason of any capital or corporate reorganisation of the Company or any other transaction as set out in Rule 13.1.

13.4	Except as expressly provided in Rules 12 and 13, a Grant effected pursuant to the Plan shall not affect in any way the right or power of the Company or any Group Company to effect any capital or corporate reorganisation.

13.5	If an event occurs constituting a change of Control of a Group Company due to which the Participant is no longer employed with or a director of or no longer provide(s) service to the Group, the Supervisory Board can at its absolute discretion provide for any adjustments or payments as deemed appropriate such as, inter alia, continuation of the Plan or settlement of the outstanding Options of the Participant immediately prior to such event.

Rule 14 Plan amendments and special provisions

14.1	Subject to the Articles of Association and the Shareholders’ Agreement, the Supervisory Board acting reasonably may from time to time at its discretion amend any of the Rules, the Notice of Grant and/or the Notice of Exercise to, inter alia, take account of a change in legislation or to obtain or maintain a favourable tax, exchange control, legal, accounting or regulatory treatment for Participants and/or the Group or corporate restructurings benefitting the Group.

ProQR Therapeutics B.V. Stock Option Plan	(15)

14.2	No amendment, waiver or replacement to or of this Plan, or any rules or regulations for the administration of this Plan shall be made to the extent to which it would have a material adverse effect, as determined by the Supervisory Board acting reasonably and at its sole discretion, on any of the subsisting rights of Participants except with such consent on their part.

Rule 15 Notification

15.1	The administration of the Plan will be executed by the Company or a third party administrator as appointed by the Company in future.

15.2	Any notice or other document required to be given to any Participant with respect to the operation of this Plan shall be delivered to him at his home address or such other address as may appear to the Company to be appropriate, or by e-mail message or in any other format agreed in advance between the Participant and the person giving the notice on behalf of the Supervisory Board. Any notice or other document required to be given to the Company or the Supervisory Board shall be delivered in a format agreed in advance between the Participant and the person receiving the notice.

15.3	In the execution of the Plan, the Company will respect and comply with applicable data protection laws. Each Participant consents by the acceptance of the Grant to the processing, collection, recording, organising, storing and adapting of personal data by the Company, the STAK or third party administrators involved in the operation and administration of the Plan and for that purpose only. This may also include transferring such information to countries or territories that fall outside of the European Economic Area and which may not provide the same level of data protection as the European Economic Area or the Participant’s home country. Each Participant acknowledges that this may restrict the Participant’s rights. Each Participant has the right to access and/or correct personal data, if and when necessary, by contacting the Company

15.4	The Supervisory Board may, at its absolute discretion, issue written guidance setting out the procedures whereby the Plan shall be operated.

Rule 16 Insider Trading Rules

16.1	Participants shall be subject to and bound by the terms and conditions of any Insider Trading Rules. Such Insider Trading Rules may restrict the rights of the Participants under this Plan.

16.2	Participants are deemed to be familiar and are responsible for complying with any applicable Insider Trading Rules and any other information, guidance and/or regulations issued by the Company or relevant government or regulatory bodies. The Company shall incur no liability should a Participant act in breach of any Insider Trading Rules or any other information, guidance and/or regulations issued by the Company or relevant government or regulatory bodies.

ProQR Therapeutics B.V. Stock Option Plan	(16)

Rule 17 Disputes

The decision of the Supervisory Board, in any dispute or question relating to any Grant shall be final and conclusive subject to the terms of this Plan. The provisions of a Notice of Grant shall govern and prevail in the event of any conflict with the Rules.

Rule 18 Costs of the Plan

Without prejudice to Rule 11, the costs of introducing, operating and administering this Plan shall be borne by the Company.

Rule 19 Governing law

This Plan shall be governed by and shall be construed in accordance with the law of The Netherlands. The Company and each Participant hereby irrevocably submit, in respect of any suit, action or proceeding related to the implementation or enforcement of this Plan, shall be settled by the Court of Amsterdam the Netherlands.

* * *

ProQR Therapeutics B.V. Stock Option Plan	(17)

Notice of Grant

Mr. / Mrs. [name]

[address]

[postal code] [place][country]

[Insert date]

Subject:	the Grant of Options pursuant to the ProQR Stock Option Plan

Dear [name of Participant],

I am pleased to let you know that you are hereby made an offer to be granted Options to acquire Depository Receipts as further specified below under the terms and conditions applicable to the ProQR Therapeutics B.V. Stock Option Plan (the ‘Plan’).

The definitions used in this Notice of Grant have the same meaning as the definitions used in the Plan, as attached hereto. Subject to the Rules of the Plan, you are granted Options on the following conditions:

Date of Grant:	[date]

Options granted:	[number]

Number of underlying Shares:	[same number]

Option Price:	[EUR price]

Vesting Dates

Vesting of the Options is subject to continued employment as stated in the Rules of the Plan, and in particular Rules 4 and 5. If you remain employed, the Options will Vest in four equal annual tranches as follows:

•     25% on the first anniversary of the Date of Grant;

•     25% on the second anniversary of the Date of Grant;

•     25% on the third anniversary of the Date of Grant;

•     25% on the fourth anniversary of the Date of Grant.

Exercise Period:	Subject to what has been stated for specific circumstances in the Rules, Vested Options may be exercised during the period starting on the Vesting Date and ending on the tenth (10th) anniversary of the Date of Grant or such earlier or later date in accordance with the Rules of the Plan, and in particular Rules 4.7, 5.2, 5.4 and 6.4.

Date on which Options will in any event lapse:	The Options will lapse on the tenth (10th) anniversary of the Date of Grant (insert date) or in specific circumstances as stated in the Rules of the Plan, and in particular Rules 4, 5 and 8 of the Plan.

If you wish to accept this Grant you can do so by returning a signed copy of this Notice of Grant to ProQR Therapeutics B.V. (the “Company”) within 14 days from the date of this Notice of Grant. If the Company will not have received a duly signed letter on that date, the Grant will be null and void such that the offer will lapse automatically with immediate effect and without any consideration becoming due.

Yours sincerely,
ProQR Therapeutics B.V.

By
Name:	Daniel de Boer
Title:	Chief Executive Officer

Statement Participant

By placing my signature below, I hereby confirm that I accept the offer of a Grant of Options on the date shown above, subject to the terms and conditions in accordance with the agreements made by the shareholders on 21 August 2012 and as formally described in the Rules of the Plan and all other statutory regulations that are or become applicable with regard to the granted Options.

I further acknowledge receipt of a copy of the Rules of the Plan and I will act in accordance with all of the terms and conditions of the Options, the Rules of the Plan and, when applicable, the Insider Trading Rules of the Company.

I consent to and authorise the collection, processing, transfer and disclosure of information related to the Grant and exercise of the Options (including information regarding my date of birth, commencement date of employment and details regarding the Options and any similar rights previously granted to me by the Company.) to the Company, the STAK or to any third party retained by the Company or STAK to administer the exercise of the Options and to any governmental or regulatory authorities in The Netherlands or elsewhere.

I have been informed that the purpose of the transfer of this information is to allow me to exercise the Options in accordance with (i) the terms under which the Options were granted and (ii) applicable laws and stock exchanges and/or listing rules. I have been informed that such information will be kept confidential and will be retained for the period of time necessary to achieve this purpose, as far as possible under the applicable laws and regulations. I have also been informed that other jurisdictions may have a different level of data privacy protection from that which may be applicable in the Netherlands.

I confirm that I accept that the grant and exercise of the Options may be subject to securities and insider trading laws and rules and stock exchange regulations and I confirm that I will act in accordance with these laws, rules and regulations.

Immediately prior to any IPO, the Company will introduce Insider Trading Rules as stated in the Rules, especially Rule 16 of the Plan. The Insider Trading Rules of the Company are subject to change that can be effected by the Company from time to time. I am aware of the fact that these rules may contain restrictions with regard to the Grant and exercise of the Options in the future.

I confirm that I am aware that the Plan, the Articles of Association, Deed of Incorporation and the Shareholders’ Agreement are subject to change that can be effected by the Company from time to time.

Name:

Date:

Place:

Notice of Grant

Mr. / Mrs. [name]

[address]

[postal code] [place][country]

[Insert date]

Subject:	the Grant of Options pursuant to the ProQR Stock Option Plan

Dear [name of Participant],

I am pleased to let you know that you are hereby made an offer to be granted Options to acquire Depository Receipts as further specified below under the terms and conditions applicable to the ProQR Therapeutics B.V. Stock Option Plan (the ‘Plan’).

The definitions used in this Notice of Grant have the same meaning as the definitions used in the Plan, as attached hereto. Subject to the Rules of the Plan, you are granted Options on the following conditions:

Date of Grant:	[date]

Options granted:	[number]

Number of underlying Shares:	[same number]

Option Price:	[EUR price]

Vesting Dates

Vesting of the Options is subject to continuation of services as stated in the Rules of the Plan, and in particular Rules 4 and 5. If your services are continued, the Options will Vest in four equal annual tranches as follows:

•     25% on the first anniversary of the Date of Grant;

•     25% on the second anniversary of the Date of Grant;

•     25% on the third anniversary of the Date of Grant;

•     25% on the fourth anniversary of the Date of Grant.

Exercise Period:	Subject to what has been stated for specific circumstances in the Rules, Vested Options may be exercised during the period starting on the Vesting Date and ending on the tenth (10th) anniversary of the Date of Grant or such earlier or later date in accordance with the Rules of the Plan, and in particular Rules 4.7, 5.2, 5.4 and 6.4.

Date on which Options will in any event lapse:	The Options will lapse on the tenth (10th) anniversary of the Date of Grant (insert date) or in specific circumstances as stated in the Rules of the Plan, and in particular Rules 4, 5 and 8 of the Plan.

If you wish to accept this Grant you can do so by returning a signed copy of this Notice of Grant to ProQR Therapeutics B.V. (the “Company”) within 14 days from the date of this Notice of Grant. If the Company will not have received a duly signed letter on that date, the Grant will be null and void such that the offer will lapse automatically with immediate effect and without any consideration becoming due.

Yours sincerely,

ProQR Therapeutics B.V.

By
Name:	Daniel de Boer
Title:	Chief Executive Officer

Statement Participant

By placing my signature below, I hereby confirm that I accept the offer of a Grant of Options on the date shown above, subject to the terms and conditions in accordance with the agreements made by the shareholders on 21 August 2012 and as formally described in the Rules of the Plan and all other statutory regulations that are or become applicable with regard to the granted Options.

I further acknowledge receipt of a copy of the Rules of the Plan and I will act in accordance with all of the terms and conditions of the Options, the Rules of the Plan and, when applicable, the Insider Trading Rules of the Company.

I consent to and authorise the collection, processing, transfer and disclosure of information related to the Grant and exercise of the Options (including information regarding my date of birth, commencement date of employment and details regarding the Options and any similar rights previously granted to me by the Company.) to the Company, the STAK or to any third party retained by the Company or STAK to administer the exercise of the Options and to any governmental or regulatory authorities in The Netherlands or elsewhere.

I have been informed that the purpose of the transfer of this information is to allow me to exercise the Options in accordance with (i) the terms under which the Options were granted and (ii) applicable laws and stock exchanges and/or listing rules. I have been informed that such information will be kept confidential and will be retained for the period of time necessary to achieve this purpose, as far as possible under the applicable laws and regulations. I have also been informed that other jurisdictions may have a different level of data privacy protection from that which may be applicable in the Netherlands.

I confirm that I accept that the grant and exercise of the Options may be subject to securities and insider trading laws and rules and stock exchange regulations and I confirm that I will act in accordance with these laws, rules and regulations.

Immediately prior to any IPO, the Company will introduce Insider Trading Rules as stated in the Rules, especially Rule 16 of the Plan. The Insider Trading Rules of the Company are subject to change that can be effected by the Company from time to time. I am aware of the fact that these rules may contain restrictions with regard to the Grant and exercise of the Options in the future.

I confirm that I am aware that the Plan, the Articles of Association, Deed of Incorporation and the Shareholders’ Agreement are subject to change that can be effected by the Company from time to time.

Name:

Date:

Place:

Notice of Exercise

ProQR Therapeutics B.V. Stock Option Plan

To:	ProQR Therapeutics B.V. Darwinweg 23 2333 Leiden, The Netherlands

From:	Mr. / Mrs.

Address:

Postal code/place:

Country:

I hereby give notice to ProQR Therapeutics BV (the “Company”) that I wish to exercise my Options as granted to me in the Notice of Grant, a signed and dated copy of which I attach. It regards                     1 Options covering the same number of depository receipts to be issued by Stichting ProQR Therapeutics Participation (“STAK”). Capitalised terms used herein shall have the same meaning as in the Rules of the Company’s Stock Option Plan unless expressly stated otherwise.

I am aware and I acknowledge that, subject to the Rules of the Plan and any Insider Trading Rules and all other regulations and documents relating to my Options:

(a)	on exercise of my Options an obligation to pay wage withholding tax and employee social security premiums or equivalent liabilities (“Tax Liability”) may arise. Further, I am aware that the grant of my Options was made conditionally on my undertaking to pay this Tax Liability. I agree and acknowledge that I shall be responsible for and shall indemnify the Company or the relevant Group Company against any Tax Liability. Such Company or Group Company may withhold any amounts from my net pay for the relevant pay period or allow me to make such arrangements as are necessary to satisfy any Tax Liability.

(b)	the date of exercise shall be the later of the receipt by the Company of the Notice of Exercise and a deed of adherence to the Participation Agreement signed by me, the payment of the Option Price and the date that the Supervisory Board states that the conditions imposed on me have for the exercise of my Options been fulfilled, if applicable.

[1]	Insert number of Options you wish to exercise

Page 1 / 2

(c)	the exercise of the Options may be subject to securities and insider trading laws and rules and stock exchange regulations and any Insider Trading Rules and I confirm that I will act in accordance with these laws, rules and regulations and any such Insider Trading Rules. I am aware of the fact that these rules may contain restrictions with regard to the Grant and exercise of the Options. Where any exercise would temporarily be prohibited by law, securities regulations, or any Insider Trading Rules, the Exercise Period shall be extended with the length of such period of prohibition provided that an Option may not be exercised after the expiry of the Option in accordance with the Rules of the Plan, but in particular Rule 6.4 of the Plan.

In addition, I am aware and I acknowledge that, by signing this Notice of Exercise and a deed of adherence to the Participation Agreement, I will also accept that I will be subject to and bound by the terms and conditions of the Participation Agreement in the form as attached to this Notice of Exercise. In addition, I shall accept the Depository Receipts to be issued to me by the STAK pursuant to the exercise of my Options.

I hereby grant an irrevocable power of attorney to the STAK, with full right of sub-delegation, to perform all acts, including acts of disposition (beschikkingshandelingen), on my behalf in connection with any right, obligation or undertaking under or in connection with the Participation Agreement with respect to the Depository Receipts to be issued to me pursuant to the exercise of my Options. The STAK and any of its sub-delegates are authorised to act also as my counterparties and/or as an attorney-in-fact of any such counterparties. The relationship between myself, the STAK and any of its sub-delegates under this power of attorney is governed exclusively by the laws of the Netherlands.

Name:

Date:

Place:

Enclosure - Participation Agreement

Page 2 / 2

PARTICIPATION AGREEMENT

between

The Participants

PROQR THERAPEUTICS B.V.

as the Company

and

STICHTING PROQR THERAPEUTICS PARTICIPATION

as the Foundation

for the terms and conditions of the participation of

the Participants in the Foundation

NautaDutilh N.V.

Amsterdam

TABLE OF CONTENTS

1.	INTERPRETATION AND DEFINITIONS	1

2.	DEPOSITARY RECEIPTS AND DR HOLDERS	5

3.	DR REGISTER	6

4.	GOVERNANCE OF THE FOUNDATION	6

5.	EXERCISE OF RIGHTS IN RESPECT OF SHARES	7

6.	CANCELLATION OF DEPOSITARY RECEIPTS	8

7.	LIMITED RIGHTS	8

8.	LOCK-UP	8

9.	TRANSFER OF DEPOSITARY RECEIPTS	9

10.	PERMITTED TRANSFERS	9

11.	COMPULSORY SHARE TRANSFERS	10

12.	EXIT AND CHANGE OF CONTROL	11

13.	VARIATION OF CAPITAL	13

14.	RELATIONSHIP SHAREHOLDERS AGREEMENT	13

15.	NEW PARTICIPANTS	14

16.	RELATIONSHIP DR HOLDERS AND CONSULTATION	14

17.	CONFIDENTIALITY	15

18.	INSIDER TRADING RULES	15

19.	DURATION	15

20.	TAX	15

21.	INVALIDITY	15

22.	AMENDMENT	16

23.	COSTS	16

24.	NO IMPLIED WAIVER, NO “ RECHTSVERWERKING”	16

25.	NO RESCISSION	16

26.	NOTICE	16

27.	ASSIGNMENT OR ENCUMBRANCE	17

28.	CIVIL LAW NOTARY	17

29.	GOVERNING LAW	17

30.	DISPUTES	18

Schedule A	Deed of Adherence

i

PARTICIPATION AGREEMENT

THE UNDERSIGNED

1.	The Participants from time to time Party to this Agreement (the “Participants” and each individually a “Participant”);

2.	ProQR Therapeutics B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat in Utrecht (address: Darwinweg 24, 2333 CR, Leiden, the Netherlands, trade register number: 54600790) (the “Company”); and

3.	Stichting ProQR Therapeutics Participation, a foundation (stichting), having its corporate seat in Utrecht (address: Darwinweg 24, 2333 CR, Leiden, the Netherlands, trade register number: 55879691) (the “Foundation”),

The parties under 1, 2 and 3 will be collectively referred to as the “Parties” and each individually as a “Party”.

WHEREAS

A.	The Company is engaged in the development and subsequent commercialization of a treatment for Cystic Fibrosis.

B.	The Foundation has been incorporated on 20 August 2012.

C.	The management board of the Company has invited the Participants to participate in the Company through the Foundation pursuant to this Agreement and the Company’s option plan, and the Participants wish to participate and acquire Depositary Receipts following the exercise of options pursuant to the Company’s option plan on the terms and conditions set out in this Agreement.

D.	The Parties wish to lay down in this Agreement (i) the terms and conditions of the Depositary Receipts and (ii) the legal relationship between the Participants and the Foundation.

NOW HEREBY AGREE AS FOLLOWS

1.	INTERPRETATION AND DEFINITIONS

1.1	In this Agreement the following terms and expressions shall have the following meaning:

Agreement	this participation agreement

Articles of Association	the articles of association (statuten) of the Company, as they may read from time to time

Bad Leaver	any Leaver who is not a Good Leaver

Business	the business carried on by the Company from time to time as described in recital A

Business Day	a day which is not a Saturday or a Sunday and which is not a public holiday or a bank holiday in the Netherlands

Cause by the Company	in the context of termination of a Participant’s status as an employee or as a service provider, for a reason which constitutes a serious cause on the side of the Company within the meaning of Article 7:679 DCC or other serious cause representing a material breach under the Employment Agreement

Cause by the Participant	in the context of termination of a Participant’s status as an employee or as a service provider, for a reason which constitutes an urgent cause on the side of that Participant within the meaning of Article 7:678 DCC or serious cause on the side of that Participant within the meaning of Article 7:685 DCC or other serious cause representing a material breach under the Employment Agreement

Company	shall have the meaning ascribed thereto in the Preamble

Compulsory Transfer	shall have the meaning ascribed thereto in Clause 11.1

Confidential Information	information in any form, whether or not in writing, relating to the Company’s option plan, this Agreement, the Business, products, affairs and finances and employment matters of the Group, for the time being confidential to it, or treated by it as such and trade secrets (including, without limitation technical data and know-how) relating to the business of the Group or any of its suppliers, clients or customers

Control	shall have the meaning as ascribed thereto in the Shareholders’ Agreement, being on the Effective Date (a) in case of an entity or company other than a foundation whose purpose is to hold and acquire shares for administrative purposes and to issue depositary receipts for such shares, the ability to (i) alone or together with one or more subsidiaries, whether or not in concert with others, exercise or cause to exercise more than one-half of the voting rights in the shareholders’ or members’ meeting of such entity or company, or (ii) the ability to appoint more than one-half of the directors or supervisory directors of such entity or company, or (iii) to exercise decisive influence with regard to the general course of affairs of such entity or company and (b) in case of a foundation whose purpose is to hold and acquire shares for administrative purposes and to issue depository receipts for such shares, (i) the ability to appoint (or cause the appointment of) the director(s) of such foundation or (ii) the owning or holding of (legal or beneficial) ownership of the majority of the depositary receipts issued by such foundation or (iii) issuance of depositary receipts constituting the majority of depositary receipts issued by the foundation or (iv) cancellation (royeren) of depositary receipts resulting in a change of ownership of the majority of the depositary receipts held by the depositary receipt holders immediately prior to such cancellation

DCC	Dutch Civil Code (Burgerlijk Wetboek)

Deed of Adherence	shall have the meaning ascribed thereto in Clause 15.2

Depositary Receipts	the depositary receipts issued for the Shares by the Foundation

Disposal	in relation to any Depositary Receipt (i) the sale or transfer, (ii) creating or permitting to subsist any pledge (pandrecht), attachment (beslag), charge, lien or other security interest or other form of encumbrance, (iii) any agreement to do any of the foregoing, except (a) to the extent conditional on compliance with the terms of this Agreement, or (b) the transfer of a Depositary Receipt by operation of law

DR Holder	the holder of one or more Depositary Receipts

DR Holder Lock-up	shall have the meaning ascribed thereto in Period Clause 8.1

DR register	the register of DR Holders kept by the Management Board

Effective Date	1 October 2013

Employee	an employee, consultant, secondee or director of the Company

Employment Agreement	means in relation to any Participant the employment, services, management, consultancy or other relevant agreement or relationship with the Company or the relevant Group Company, including pursuant to secondment or directorship

Exit	shall have the meaning ascribed thereto in the Shareholders Agreement, being on the Effective Date a Sale, Liquidation or IPO or any combination thereof

Fair Market Value	the market value of one Depository Receipt, as specified in Clause 11.6

Foundation	shall have the meaning ascribed thereto in the Preamble

Good Leaver	a Leaver as described in Clause 11.4

Group	in relation to this Agreement, the Company and its group companies (groepsmaatschappijen) as defined in Article 2:24b DCC

Group Company	any subsidiary or group company of the Company as defined in Articles 2:24a and 2:24b DCC, as may change from time to time

Interested DR Holder	shall have the meaning ascribed thereto in Clause 5.6

Insider Trading Rules	the internal code of conduct to be adopted by the Company or a Group Company on insider trading, if any, as may be amended from time to time and/or the securities laws and regulations (including applicable stock exchange or listing rules) in the jurisdiction(s) where Shares or other securities issued by the Company or shares or other securities issued by a Group Company (or rights derived thereof) are and/or may be listed to the extent these relate to insider trading

IPO	shall have the meaning ascribed thereto in the Shareholders Agreement, being on the Effective Date the underwritten initial public offering of all or any portion of the Shares of any kind, any legal successor of the Company under universal title, on a stock exchange, regulated market, or multilateral trading facility

Leaver	a Participant who is no longer an individual who has entered into employment with the Company or any Group Company or an individual (whether or not through the use of a company of which it that individual is the sole shareholder) that provides management and/or consulting services for the Company or a Group Company, or an individual who is appointed as a director of the Company or Group of any Group Company or a Participant whose Employment Agreement has otherwise ended

Liquidation	shall have the meaning ascribed thereto in the Shareholders Agreement, being on the Effective Date the liquidation, dissolution or other reorganization of the Company resulting in the Company’s shareholders receiving cash or liquid securities as consideration or proceeds in excess of the aggregate subscription price and dividends payable in respect of the Shares (or the underlying Shares) held by them

Management Board	the management board of the Foundation

New Depositary	shall have the meaning ascribed thereto in Receipts Clause 5.6

New Shares	shall have the meaning ascribed thereto in Clause 5.5

Notary	any civil law notary working at NautaDutilh N.V. Amsterdam

Participant	shall have the meaning ascribed thereto in the Preamble and includes each new Participant in accordance with Clause 15.1

Permitted Transfer	a transfer of Depositary Receipts subject to the terms and conditions set out in Clause 10

Relevant DR Holder	shall have the meaning ascribed thereto in Clause 5.5

Remuneration Committee	the remuneration committee of the Company

Response Period	shall have the meaning ascribed thereto in Clause 5.5

Shares	the shares in the capital of the Company held by the Foundation for administrative purposes (ten titel van beheer), each share having a nominal value of one euro (EUR 1)

Shareholders Agreement	the agreement setting forth the terms and conditions of the participation of shareholders relating to shareholdings in the Company or its legal successors, originally entered into on 21 Augustus 2012, as amended from time to time

Transaction	the transactions contemplated Agreement by this

1.2	In construing this Agreement, unless otherwise specified:

a.	No provision of this Agreement shall be interpreted adversely against a Party solely because that Party was responsible for drafting that particular provision;

b.	References to “Clause” and “paragraph” are to Clauses and paragraphs of this Agreement;

c.	Words denoting the singular shall include the plural and vice versa. Words denoting one gender shall include another gender;

d.	References to any Dutch legal concept shall, in respect of any jurisdiction other than the Netherlands, be deemed to include the concept which in that jurisdiction most closely approximates the Dutch legal concept;

e.	The words “include”, “included” or “including” are used to indicate that the matters listed are not a complete enumeration of all matters covered;

f.	References to a “person” shall be construed so as to include any individual, firm, company, entity, institution, government, state or agency of a state or subdivision of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing.

2.	DEPOSITARY RECEIPTS AND DR HOLDERS

2.1	The Foundation, taking into account the approval rights which may exist under the Shareholders Agreement in respect of issuance of Depositary Receipts, shall issue one Depositary Receipt for each Share, such Depositary Receipt being of the same class, having the same nominal value and bearing the same number as the Share for which it is issued.

2.2	The holders of Depository Receipts will not have meeting rights (vergaderrecht) in relation to the Company.

2.3	Depositary Receipts can only be held by the following DR Holders:

a.	a Participant;

b.	the Foundation;

c.	the Company; and

d.	any other person, provided that the Management Board or the supervisory board of the Company has determined that such person may hold Depositary Receipts.

3.	DR REGISTER

3.1	Each Depositary Receipt shall be registered in the name of the relevant DR Holder. No certificates (toonderbewijzen) shall be issued in respect of the Depositary Receipts.

3.2	The Management Board shall keep the DR Register at the offices of the Foundation, setting out the names and addresses of all DR Holders, the dates on which the Depositary Receipts were acquired and the number of Depositary Receipts. The DR Register shall also set out the names and addresses of those persons who have a right of usufruct or pledge in respect of Depositary Receipts and the date on which they acquired such right.

3.3	Every DR Holder, holder of a right of usufruct and pledgee must inform the Management Board in writing of his address and any change thereto; this address shall apply vis-à-vis the Foundation until the person involved has notified the Management Board in writing of a replacement address.

3.4	Any consequences of a failure to notify his address or any changes thereto shall be borne by the person involved.

3.5	All notifications, writs and notices may be validly sent to or served upon DR Holders, holders of a right of usufruct and pledgees at the addresses set out in the DR Register.

3.6	Every registration and entry in the DR Register shall be signed by or on behalf of a member of the Management Board.

3.7	Where a Depositary Receipt is part of a community of property governed by Part 7 of Book 3 DCC, the jointly entitled persons, who must also be recorded in the DR Register, may only be represented vis-à-vis the Foundation by one person appointed for that purpose by them in writing.

3.8	The personal details of the person appointed under Clause 3.7 shall be entered in the DR Register and all notifications and notices may be sent to the jointly entitled persons at the address of the person appointed as stated in the DR Register.

4.	GOVERNANCE OF THE FOUNDATION

4.1	The management of the Foundation shall be carried out by the Management Board, subject to the terms and conditions of this Agreement, the Articles of Association and applicable Dutch law.

4.2	At the date of this Agreement, the Management Board consists of Mr Daniel de Boer.

4.3	The Management Board shall consult the DR Holders on any decisions on the matters as described in Clause 16 (Relationship DR Holders and consultation).

5.	EXERCISE OF RIGHTS IN RESPECT OF SHARES

5.1	All rights attached to the Shares and shares in the Company’s capital held by the Foundation for which no Depositary Receipts have been issued shall vest in the Foundation, including the voting rights, the right to receive distributions and pre-emption rights to subscribe for newly issued shares in the capital of the Company or rights to subscribe for such shares.

5.2	The Foundation waives in advance its right to receive distributions on the shares in the Company’s capital held by it for which no Depositary Receipts have been issued, which waiver is accepted by the Company.

5.3	The Foundation shall receive all dividends and other distributions and payments on the Shares. Within two (2) weeks after having received such a distribution or payment on the Shares, the Foundation shall distribute a corresponding amount to the DR Holders in proportion to the aggregate nominal amount of their Depositary Receipts.

5.4	Within two (2) weeks after having received shares in the capital of the Company issued as bonus shares or stock dividend, the Foundation shall issue Depositary Receipts corresponding with such shares to the DR Holders in proportion to the aggregate nominal amount of their Depositary Receipts. In the event that two or more DR Holders are equally entitled to receive one or more Depositary Receipts pursuant to the previous sentence, such Depositary Receipts shall be allocated to such DR Holders by a drawing of lots in the presence of a civil law notary, to be designated by the Management Board. A DR Holder to whom one or more Depositary Receipts have been allocated by the drawing of lots shall take no further part in the drawing until an allocation of at least one Depositary Receipt to all other entitled DR Holders has been achieved.

5.5	Within one (1) week after the Foundation has been informed of an issue of shares in the capital of the Company in respect of which it has preemption rights (“New Shares”), the Management Board shall notify the holders of Depositary Receipts which correspond with the shares to which the pre-emption rights of the Foundation relate (the “Relevant DR Holders”) of the proposed issue of the New Shares. This notification shall include the number of New Shares, the issue price for the New Shares and the period within which the Relevant DR Holders have the opportunity to instruct the Foundation whether the pre-emption rights attached to the Shares for which they hold Depositary Receipts should be exercised (the “Response Period”).

5.6	Within one (1) week after the Response Period has elapsed, the Management Board shall inform the Relevant DR Holders who have instructed the Foundation to exercise its pre-emption rights (the “Interested DR Holders”) of the number of Depositary Receipts corresponding with the relevant number of New Shares to be allocated to each of the Interested DR Holders (the “New Depositary Receipts”).

5.7	Within one (1) week after the Management Board has informed the Interested DR Holders of the number of New Depositary Receipts to be allocated to them, the Interested DR Holders to whom New Depositary Receipts have been allocated shall transfer sufficient funds to the Foundation in order to enable it to pay up the New Shares which correspond with the New Depositary Receipts allocated to them.

5.8	If a DR Holder does not instruct the Foundation within the Response Period or if an Interested DR Holder fails to comply with his requirement under the previous paragraph, the Foundation shall waive its pre-emption rights attached to the Shares corresponding with the Depositary Receipts held by such DR Holder or Interested DR Holder, as the case may be.

5.9	Within two (2) weeks after New Shares have been issued to the Foundation, the Foundation shall issue the New Depositary Receipts to the Interested DR Holders to whom such New Depositary Receipts have been allocated.

5.10	The rights and obligations of the DR Holders pursuant to Clause 5.5 up to and including 5.9 shall not apply in the event of an admission of a new DR Holder.

5.11	A claim for payment of a dividend or other distribution or payment in respect of Depositary Receipts shall lapse five years after such dividend or other distribution or payment has become payable.

5.12	The Foundation may deposit the dividends and other distributions or payments in respect of Depositary Receipts for safekeeping with one or more banking institutions of good repute for the account and at the risk of the DR Holder concerned.

6.	CANCELLATION OF DEPOSITARY RECEIPTS

6.1	The Management Board may resolve to cancel (royeren) all or part of the Depositary Receipts which are being held by the Foundation in accordance with the provisions of the Shareholders Agreement and this Agreement.

6.2	In the event of a cancellation of Depositary Receipts, the Shares to which such Depositary Receipts correspond shall be transferred to the relevant DR Holder(s) and any dividend(s), other distributions or payments that have been received by the Foundation in respect of such Depositary Receipts but have not yet been distributed by the Foundation shall be distributed to the relevant DR Holder(s).

6.3	DR Holders cannot demand the cancellation of their Depositary Receipts.

7.	LIMITED RIGHTS

7.1	Depositary Receipts can only be encumbered with a right of usufruct or a right of pledge with the prior written approval of the Management Board. The previous sentence shall apply, mutatis mutandis, to the transfer of such rights.

8.	LOCK-UP

8.1	Except as expressly permitted or required under this Agreement, except to the extent that the Management Board has resolved that earlier transfers are permitted, no Disposal of any Depositary Receipts by any DR Holder (excluding the Foundation and/or the Company as the case may be) shall be permitted prior to an Exit (the “DR Holder Lock-up Period”).

9.	TRANSFER OF DEPOSITARY RECEIPTS

9.1	No Disposal of any Depositary Receipt shall be permitted, except in accordance with Clause 8 (Lock-up), this Clause 9, Clause 10 (Permitted Transfers), Clause 11 (Compulsory Transfer) and Clause 12 (Exit).

9.2	Each DR Holder agrees to the transfer of the relevant Depositary Receipts in accordance with the provisions of this Agreement, shall co-operate with the exchange of such Depositary Receipts in underlying Shares and subsequent transfer of Shares and agrees to take such actions as may be reasonably be requested to carry out the intentions of this Agreement. If the relevant DR Holder does not comply with his obligations under and resulting from this Clause 9, the Management Board may authorise a person to execute and deliver the necessary transfer on behalf of such DR Holder. Each DR Holder hereby irrevocably authorizes and gives, and to the extent necessary shall give in the future, an irrevocable power of attorney to the Foundation (with the right of substitution) to perform the actions and give effect to the DR Holder’s undertakings and obligations referred to and resulting from this Clause 9 (including the right to perform acts of disposition (beschikkingshandelingen)). The Foundation and any of its subdelegates are authorised to act also as a counterparty of the DR Holder and/or as an attorney-in-fact of any such counterparties.

9.3	A transfer of Depositary Receipts shall be effected by means of a private deed of transfer to which the transferor and the transferee are parties. If the Foundation is not a party to the deed of transfer, the transfer shall have no effect towards the Foundation until it has acknowledged the transfer in writing or until it has been served with the deed of transfer.

10.	PERMITTED TRANSFERS

Each of the DR Holders shall at all times be entitled to transfer any Depositary Receipts held by him to:

a.	any spouse or child of such DR Holder in connection with reasonable estate planning by such DR Holder; or

b.	a personal holding company under Control of such DR Holder; or

c.	the Foundation in accordance with the terms and conditions of this Agreement; or

d.	any other person or entity as decided upon by the Management Board or the supervisory board of the Company (each of the transfers under a, b, c and d being a “Permitted Transfer”),

provided that (i) the DR Holder that transfers his Depositary Receipts shall notify the other DR Holders and the Management Board in writing of such Permitted Transfer and (ii) the transferees described under a, b and d shall accede to this Agreement by means of a Deed of Adherence and shall be bound by the terms and conditions hereof.

11.	COMPULSORY SHARE TRANSFERS

11.1	Subject to Clause 11.2, any DR Holder who becomes or will become a Leaver shall forthwith offer and, if such offer is accepted by the Foundation, transfer all Depositary Receipts held by him to the Foundation (a “Compulsory Transfer”). The Foundation has no obligation to acquire the Depositary Receipts.

11.2	In the event that a Participant becomes a Good Leaver, he may retain all his Depositary Receipts or offer and, if such offer is accepted by the Foundation, transfer all or part of his Depositary Receipts to the Foundation. If the Foundation wishes to acquire any such Depositary Receipts the purchase price to be paid for those Depositary Receipts shall be the higher of (i) the original price paid for such Depositary Receipts at the time of acquisition by the relevant DR Holder and (ii) the Fair Market Value of such Depositary Receipts.

11.3	In the event that a Participant becomes a Bad Leaver, such Bad Leaver will have to transfer all of his Depositary Receipts to the Foundation. The price to be paid for the Depositary Receipts shall be the lesser of (i) the original price paid for such Depositary Receipts at the time of acquisition by the relevant DR Holder and (ii) the Fair Market Value of such Depositary Receipts.

11.4	A Good Leaver shall be a leaver who:

a.	becomes a Leaver by reason of his death, disability or incapacity (including mental incapacity) (arbeidsongeschiktheid) or retirement at the age as approved by the supervisory board of the Company (or the Remuneration Committee) or as provided for in his Employment Agreement;

b.	Cause by the Company; or

c.	any other individual situation determined by the supervisory board of the Company (or the Remuneration Committee) at its discretion on a case by case basis.

11.5	The Parties agree that a Bad Leaver shall be a Leaver who is not a Good Leaver, which shall include (but is not limited to) any Leaver who, at any moment prior to, at the same time or subsequent to becoming a Leaver:

a.	whose employment is terminated due to Cause of the Participant;

b.	whose Employment Agreement is terminated due to circumstances which are attributed to (te wijten aan) him or fall within his control or responsibility; or

c.	who is in material breach of the provisions of his Employment Agreement or this Agreement, which breach shall be deemed to constitute Cause of the Participant (urgent cause (dringende reden) as referred to in Article 7:678 DCC); or

d.	who applies for an order or an order is made declaring the Leaver bankrupt or granted a suspension of payments, or a Leaver who applies for a statutory debt adjustment (schuldsanering natuurlijke personen) or a liquidator is appointed for the Leaver or any similar event occurs with respect to the Leaver or any substantial part of his assets in any jurisdiction.

11.6	Before an IPO, the Fair Market Value shall be determined by the supervisory board of the Company based on the value of one (1) Share as derived from: (i) the equity value of the Company in the most recent financing or investment round; (ii) a valuation methodology determining the equity value of the Company; or (iii) any other appropriate valuation method as determined at the discretion of the supervisory board of the Company. On the date of an IPO, the Fair Market Value shall be the introduction price of one (1) Share (or similar security) at such date; or, after an IPO, the closing price of one (1) Share (or similar security) as quoted on the stock exchange on which such IPO has taken place on the last preceding Business Day on which trade in the Shares on such stock exchange took place.

11.7	A Leaver, who was originally considered a Good Leaver and who has accordingly received the purchase price set out in Clause 11.2, as the case may be, at any time thereafter becomes or turns out to have been a Bad Leaver, shall repay to the Foundation the difference between:

a.	the purchase price so received; and

b.	the purchase price to which such Leaver would have actually been entitled to in accordance with Clause 11.3.

12.	EXIT AND CHANGE OF CONTROL

12.1	The following shall apply in the event of any Exit.

12.2	In the event of an Exit, each of the DR Holders (except for a Bad Leaver) acting as a group through the Foundation shall, in accordance with the provisions of the Shareholders Agreement, have the right to participate in the Exit through the Foundation in accordance with Clause 14 and pursuant to the sale of his Depositary Receipts on a pro rata basis relating to the total Shares (and Depositary Receipts) participating in such Exit.

12.3	If and to the extent applicable in order to participate in the Exit, the DR Holder (except for a Bad Leaver) shall be fully entitled to - through the Foundation - participate on a pro rata basis with the Depository Receipts which have not been repurchased by the Foundation prior to such Exit and as such shall be included in the transaction.

12.4	The DR Holders shall use their best efforts and actively cooperate in view of successfully achieving the Exit, including by becoming subject to certain lock-up periods or other restrictions.

12.5	In case of an Exit, the Parties shall cooperate to carry out any amendments to the articles of association of the Foundation or this Agreement and if applicable the Articles of Association or execute any documents or take any other actions (including cancellation of the Depositary Receipts) which may be necessary or reasonably desirable for the purpose of such Exit.

12.6	Subject to the Articles of Association, the Shareholders Agreement and this Agreement, required approval of the relevant corporate body or bodies of the Company and any applicable laws or regulations, in the event of an Exit, a merger, split, or consolidation or similar transaction in relation to the Company, a change in Control of the Company or a share-for-share exchange involving the Company, the Management Board and the supervisory board of the Company (ot Remuneration Committee) shall have the power to decide to:

a.	provide for the exchange of each Depositary Receipt outstanding immediately prior to such event for shares, depositary receipts or other securities with respect to some or all of the property for which securities are exchanged in such transaction and, as a result or, as appropriate, provide for a cash payment to the Participants in full or partial consideration for the exchange of the Depositary Receipts; and/or

b.	effective immediately prior to the occurrence of such event, cancel each outstanding Depositary Receipt and pay the Participants, for each of their respective Depositary Receipt thus cancelled, the Fair Market Value thereof at the date of cancellation; and/or

c.	take whatever other reasonable steps the Management Board or supervisory board of the Company considers appropriate.

12.7	All adjustments and/or payments described in this Clause shall be made by the Management Board and supervisory board of the Company (or Remuneration Committee) and shall be reviewed and approved by an independent advisor appointed by Management Board and supervisory board of the Company (or Remuneration Committee). Such approval shall be conclusive and binding on all persons.

12.8	Except as expressly provided in this Agreement, no Participant shall be afforded any rights by reason of any capital or corporate reorganisation of the Company or any other transaction as set out in this Clause.

12.9	Except as expressly provided in this Agreement, the issue, purchase or cancellation of a Depositary Receipt pursuant to this Agreement shall not affect in any way the right or power of the Company or any Group Company to effect any capital or corporate reorganisation.

12.10	If an event occurs constituting a change of Control of a Group Company due to which the Participant is no longer employed with or a director of or no longer provide(s) service to the Group or which otherwise results in the termination of the Employment Agreement, the Management Board and supervisory board of the Company (or Remuneration Committee) can at its absolute discretion provide for any adjustments or payments as deemed appropriate such as, inter alia, continuation of this Agreement or cancellation of the Depositary Receipts.

13.	VARIATION OF CAPITAL

13.1	Subject to the Articles of Association, in the event of a share split, reverse share split, any capitalisation issue, distribution of, regular or extraordinary dividend, rights issue, issue of benefit, stock or bonus Shares, or rights offer or any reduction, sub-division, consolidation or other variation of the capital of the Company (including any change in the currency in which the nominal value of the Shares are is denominated) the number of Depositary Receipts may be adjusted by the Foundation without prejudice (including retrospective adjustments where appropriate) in such manner as the Foundation considers to be in its opinion fair and reasonable, or take what ever other reasonable actions the Management Board or supervisory board of the Company (or Remuneration Committee) considers appropriate, it being understood that such actions may include an additional issue of Depositary Receipts to the relevant Participants, under the same conditions as apply to the variation of capital concerned.

13.2	Notice of any adjustment referred to in Clause 13.1 shall be given by the Foundation to those Participants affected by such adjustment. The Participant shall receive such a notice within one month following the date the amendment adjustment has been made.

14.	RELATIONSHIP SHAREHOLDERS AGREEMENT

14.1	The Foundation shall on behalf of the DR Holders exercise and/or comply with (as the case may be) with all rights and obligations pursuant to the Shareholders Agreement.

14.2	If any drag-along right, a tag-along right or other right or obligation to transfer Shares that has been or is to be exercised pursuant to the Shareholders Agreement, pursuant to which the Foundation will sell and transfer the Shares held by the Foundation, then the following shall apply:

a.	the Management Board shall consult the relevant DR Holders in connection thereto in accordance with Clause 16.3;

b.	the Management Board shall cancel the relevant Depositary Receipts in accordance with Clause 6;

c.	in accordance with the provisions of the Shareholders Agreement, the Foundation will collect the cash proceeds resulting from the sale and transfer of such Shares for the benefit of all DR Holders (except for a Bad Leaver who will only be entitled to the purchase price determined in accordance with Clause 11.3) whose Depositary Receipts were cancelled as described above and the Foundation shall distribute a corresponding amount to those DR Holders in proportion to the aggregate nominal amount of their Depositary Receipts; and

d.	the Management Board and the DR Holders shall take all other actions required in order to comply with the sale and transfer of such Shares.

15.	NEW PARTICIPANTS

15.1	Any new Participant may only participate in the Company through the Foundation pursuant exercise of options in accordance with the Company’s option plan. The supervisory board of the Company (or the Remuneration Committee) shall determine the terms and conditions of such participation.

15.2	Any new Participant acquiring Depositary Receipts shall enter into a deed of adherence in the form attached hereto as Schedule A (the “Deed of Adherence”) pursuant to which he shall be bound hereunder as a Participant and a DR Holder.

16.	RELATIONSHIP DR HOLDERS AND CONSULTATION

16.1	Each of the DR Holders acknowledges and agrees:

a.	that all his rights and obligations in case he is a Leaver shall be exercised and/or complied with (as the case may be) on his behalf by the Foundation exclusively; and

b.	that in respect of this Agreement he shall be represented vis-à-vis the other parties to this Agreement and third parties by the Foundation exclusively,

unless explicitly specified otherwise in this Agreement and subject to the provisions of this Agreement.

16.2	Each of the DR Holders hereby irrevocably authorizes and gives, and to the extent necessary shall give in the future, an irrevocable power of attorney to the Foundation (with the right of substitution) to exclusively exercise on his behalf his rights under this Agreement including acts of disposition (beschikkingshandelingen) and to perform all other acts that the Foundation considers necessary, useful or advisable in that respect and to represent him vis-à-vis the other Parties to this Agreement and third parties. The Foundation and any of its subdelegates are authorised to act also as a counterparty of the DR Holder and/or as an attorney-in-fact of any such counterparties.

16.3	Notwithstanding Clause 16.1 the Management Board shall consult the DR Holders in case it has to take a decision in relation to:

a.	any right of the DR Holders to participate in an Exit;

b.	any exercise of rights or obligation under the Shareholders Agreement in accordance with Clause 14.

16.4	The Management Board shall furthermore consult the DR Holders about key matters concerning the Company and/or the Foundation affecting the position of the DR Holders, and in other circumstances when the Management Board considers this to be necessary or desirable. The management board of the Company shall inform the Management Board of any such key matters.

17.	CONFIDENTIALITY

Each Participant undertakes and covenants that he shall not disclose any Confidential Information to any person except with the prior written consent or approval of the Management Board unless such disclosure is required by applicable law or stock exchange rules or by any competent authority.

18.	INSIDER TRADING RULES

Participants shall be subject to and bound by the terms and conditions of any Insider Trading Rules. Such Insider Trading Rules may restrict the rights of the Participants under this Agreement. Participants are deemed to be familiar and are responsible for complying with any applicable Insider Trading Rules and any other information, guidance and/or regulations issued by the Company or relevant government or regulatory bodies. The Company shall incur no liability should a Participant act in breach of any Insider Trading Rules or any other information, guidance and/or regulations issued by the Company or relevant government or regulatory bodies.

19.	DURATION

Subject to the other provisions of this Agreement, this Agreement shall continue in full force and effect for an indefinite period of time until the Shareholders Agreement has terminated or, if earlier, when the DR Holders, the Company and the Foundation agree in writing to terminate this Agreement, provided that this Agreement shall cease to have effect as regards a DR Holder who ceases to hold any Depositary Receipts save for any of the provisions of this Agreement which are expressed to continue in force after termination or ceasing to be a DR Holder.

20.	TAX

All taxes, duties, levies, charges and social security premiums payable (ultimately) by a Participant in connection with this Agreement, including the grant, ownership, acquisition or vesting of Depositary Receipts, are for the sole risk and account of the relevant Participant. The Company and/or the Foundation shall be entitled to withhold and the Participant shall be obliged to pay to the Company and/or the Foundation the amount of any taxes, duties, levies, charges and/or social security premiums attributable to or payable in connection with the Depositary Receipts.

21.	INVALIDITY

In the event that a provision of this Agreement is null and void or unenforceable (either in whole or in part), the remainder of this Agreement shall continue to be effective to the extent that, given this Agreement’s substance and purpose, such remainder is not inextricably related to the null and void or unenforceable provision. The Parties shall make every effort to reach agreement on a new Clause which differs as little as possible from the null and void or unenforceable provision, taking into account the substance and purpose of this Agreement.

22.	AMENDMENT

Subject to the Articles of Association and the Shareholders Agreement, the supervisory board of the Company acting reasonably may from time to time at its discretion amend any of the terms and conditions of this Agreement to, inter alia, take account of a change in legislation or to obtain or maintain a favourable tax, exchange control, legal, accounting or regulatory treatment for Participants and/or the Company or corporate restructurings benefitting the Company and its Group.

No amendment, waiver or replacement to or of this Agreement, or any rules or regulations for the administration of this Agreement shall be made to the extent to which it would have a material adverse effect, as determined by the supervisory board of the Company acting reasonably and at its sole discretion, on any of the subsisting rights of Participants except with such consent on their part.

23.	COSTS

23.1	Except as provided otherwise in this Agreement, each Party shall bear its own costs in connection with the preparation, negotiation and signing of this Agreement.

24.	NO IMPLIED WAIVER, NO “ RECHTSVERWERKING”

24.1	Any waiver under this Agreement must be given by notice to that effect.

24.2	Where a Party does not exercise any right under this Agreement (which shall include the granting by a Party to any other Party of an extension of time in which to perform its obligations under any provision hereof), this shall not be deemed to constitute “rechtsverwerking”.

25.	NO RESCISSION

To the extent permitted by law, each of the Parties hereby waives its rights under articles 6:265 to 6:272 inclusive DCC to rescind (ontbinden), or demand in legal proceedings the rescission (ontbinding) of this Agreement.

26.	NOTICE

26.1	Any notice or other communication under or in connection with this Agreement shall be in writing and delivered by hand or sent by by courier, or by registered mail and shall be effective when received, and in any event no later than:

a.	when sent by courier service three days after dispatch;

b.	when sent by registered mail three days after dispatch.

c.	For the purposes hereof, the addresses of the Parties shall be as specified below:

If to the Participants:	in accordance with Clause 3.5

If to the Company:
Name	ProQR Therapeutics B.V.
Address	Darwinweg 24, 2333 CR, Leiden,
the Netherlands
Attn.	Management board

If to the Foundation:
Name	Stichting ProQR Therapeutics
Participation
Address	Darwinweg 24, 2333 CR, Leiden,
the Netherlands
Attn.	Management board

or such other address as the Party to be given notice may have notified to the other Parties from time to time in accordance with this Clause for that purpose.

26.2	The provisions of this Clause shall not apply in relation to the service of documents for the purpose of litigation.

27.	ASSIGNMENT OR ENCUMBRANCE

27.1	No Party may assign this Agreement (contractsoverneming) or assign or encumber any of its rights thereunder without the prior written consent of the other Parties.

28.	CIVIL LAW NOTARY

The Parties are aware of the fact that the Notary works with NautaDutilh, the firm that is advising the Company and the Foundation in this Agreement and the Transaction. With reference to Article 10 of the Guidelines regarding Cooperation among Civil Law Notaries and among Civil Law Notaries and Advocates (Richtlijnen met betrekking tot de samenwerking van notarissen onderling en met advocaten) determined by the board of the Royal Dutch Notaries’ Society, the Parties herewith explicitly agree that the Company and the Foundation are assisted by NautaDutilh in relation to this Agreement, the Transaction and any agreements that may be concluded, or disputes that may arise, in connection therewith.

29.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the Netherlands.

30.	DISPUTES

The Parties agree that any dispute in connection with this Agreement or any Agreement resulting therefrom shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam.

***SIGNATURE PAGE***

This term sheet has been signed by the Parties on [—]

For and on behalf of	For and on behalf of
ProQR Therapeutics B.V.	Stichting ProQR Therapeutics
Participation

Name:	Name:
Title:	Title:

SCHEDULE A

Form of Deed of Adherence

THIS DEED OF ADHERENCE is made on [—] by [—] (the “New Party”);

WHEREAS

A.	On [—] 2013 inter alia […], the Company and the Foundation (as defined therein) entered into a participation agreement (the “Agreement”).

B.	Capitalised terms used herein shall have the meanings given such terms in the Agreement.

C.	The New Party has purchased or proposes to purchase from [insert Party name][^] Depository Receipts.

D.	This Deed is made by the New Party in compliance with Clause [15.1] of the Agreement.

THIS DEED WITNESSES AS FOLLOWS

1.	The New Party confirms that it has been provided with a copy of the Agreement.

2.	The New Party undertakes to be bound by the Agreement in all respects as if the New Party was a “Party” to the Agreement and named in it as a “Participant” and to observe and perform all the provisions and obligations of the Agreement applicable to or binding on a Participant and/or a DR Holder under the Agreement insofar as they fall to be observed or performed on or after the date of this Deed.

3.	This Deed is made for the benefit of

a.	the “Parties” to the Agreement; and

b.	every other person who after the date of the Agreement (and whether before or after the execution of this deed) assumes any rights or obligations under the Agreement or who adheres to it.

4.	The address and facsimile number of the New Party for the purposes of Clause [26] of the Agreement is as follows:

Name New Party	[…]
Address	[…]
Fax number	[…]
Attn.	[…]
With copy to	[…]
Address	[…]
Fax number	[…]
Attn.	[…]

5.	This Deed is governed by and shall be construed in accordance with the laws of The Netherlands.

IN WITNESS of which this Deed has been executed on [date].

For and on behalf of

[New Party]

By	[…]
Title	[…]
Date	[…]